EXHIBIT 99.1

June 18, 2008 12:00 UTC

Medis Technologies Ltd Announces the Demonstration of Medis 24/7 Fuel Cell Power Pack for HP Handheld Devices

HP Technology Forum & Expo 2008

NEW YORK--(BUSINESS WIRE)-- Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it is demonstrating the Medis 24/7 Fuel Cell Power Pack for a variety of HP handheld mobile products at the HP Technology Forum at the Mandalay Bay Hotel in Las Vegas from June 16 to 19 at Booth 850. The Medis 24/7 provides hours of portable power to keep handheld products charged anytime, anywhere — even when no power outlet is available.

“The Medis 24/7 is compatible with a number of handheld products,” said Robert K. Lifton, CEO of Medis Technologies. “This forum provides a great opportunity for us to let people that use HP devices to run and enhance their business, know that our product is compatible with the HP handheld product lines.”

About Medis Technologies Ltd.

Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ majority-owned and publicly traded subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

Contacts

Medis Technologies Ltd.
Robert K. Lifton, 212-935-8484
Chairman & CEO

or

Investor Relations Counsel:
The Equity Group Inc.
Adam Prior, 212-836-9606